Exhibit 99.h.2


                       TRANSFER AGENT SERVICING AGREEMENT


         THIS AGREEMENT is made and entered into as of this 19th day of October, 2004, by and between PRIMECAP Odyssey Funds, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

         WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Appointment of USBFS as Transfer Agent

         The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.       Services and Duties of USBFS

         USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

         A. Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 of the Investment Company Act of 1940 ("the 1940 Act").

         B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

         C.       Arrange for issuance of shares obtained  through  transfers of
                  funds   from  Fund   shareholders'   accounts   at   financial
                  institutions and arrange for the exchange of

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


                  shares for shares of other eligible investment companies, when permitted by, and in accordance with, each Fund's current prospectus (a "Prospectus").

         D.       Process   redemption   requests  received  in  good  order  in
                  accordance with each Fund's Prospectus (including without limitation the imposition of any redemption fees set forth therein) and, where relevant, deliver appropriate documentation to the Trust's custodian.

         E. Assist the Trust with its compliance with any policies and procedures related to market timing activity, including providing the Trust with reasonable reports designed to identify market timing activity and assisting the Trust with taking actions against any shareholder engaged in market timing activity in violation of the Trust's policies and procedures.

         F. Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

         G. Process transfers of shares in accordance with the Prospectus and the shareholder's instructions.

         H. Process exchanges in accordance with the Prospectus between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

         I. Prepare and transmit payments for dividends and distributions declared by the Trust with respect to each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

         J.       Make  changes  to  shareholder  records,  including,  but  not
                  limited  to,  address  changes  in  plans  (e.g.,   systematic
                  withdrawal, automatic investment, dividend reinvestment).

         K. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

         L. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

         M.       Mail   shareholder   reports  and   Prospectuses   to  current
                  shareholders.

         N. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

         O. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

         P. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

         Q. Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of the Fund sold in each state. In addition, the Trust or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of USBFS for the Trust's Blue Sky state registration status is solely limited to the initial compliance by the Trust and the reporting of such transactions to the Trust or its agent.

         R. Answer correspondence from shareholders, securities brokers and others relating to USBFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Trust.

         S. Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit C hereto.

         T. Achieve "Best In Class" standards (as defined by National Quality Review ("NQR")) for telephone call quality, financial transaction accuracy rates and for non-financial transaction accuracy rates as measured by NQR or a similar methodology developed by the Trust.

         U. Answer telephone calls with an in-person operator in an average time of 6-8 seconds, in a median time of 7-9 seconds and in no more than 5 minutes for a six month period.

         V. Annually provide the Trust with copies of its latest SAS-70 audit results.

         W.       Cooperate  with  the  Trust's  Chief  Compliance   Officer  in
                  complying with the requirements of Rule 38a-1 under the 1940 Act.

3.       Representations of USBFS

         USBFS represents and warrants to the Trust that:

         A. It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;

         B.       It is a registered transfer agent under the Exchange Act.

         C. It is duly qualified to carry on its business in the State of Wisconsin;

         D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

         E.       All  requisite  corporate   proceedings  have  been  taken  to
                  authorize it to enter and perform this Agreement;

         F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

         G. It will comply with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.



4.       Representations of the Trust

         The Trust represents and warrants to USBFS that:

         A.       The Trust is an  open-end  investment  company  under the 1940
                  Act;

         B. The Trust is a business trust organized, existing, and in good standing under the laws of Delaware;

         C. The Trust is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement;

         D. All necessary proceedings required by the Declaration of Trust have been taken to authorize it to enter into and perform this Agreement;

         E. The Trust will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

         F. A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale.

5.       Compensation

         USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.


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


         The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

6.       Indemnification; Limitation of Liability

         A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or
                  (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust (the "Board of Trustees" or "Trustees").

                  USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect

                  USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

                  Notwithstanding   the  above,  USBFS  reserves  the  right  to
                  reprocess  and  correct   administrative  errors  at  its  own
                  expense.

         In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

7.       Proprietary and Confidential Information

         USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust's shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

8.       Anti-Money Laundering Program

         The Trust acknowledges that it has had an opportunity to review, consider and comment upon the procedures provided by USBFS describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Monitoring Procedures") as well as written procedures for verifying a customer's identity (the "Customer Identification

         Procedures"), together referred to as the "Procedures," and the Trust has determined that the Procedures, as part of the Trust's overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

         Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust's behalf, as such may be amended or revised from time to time.

         It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's anti-money laundering responsibilities.

         USBFS agrees to provide to the Trust:

         (a) Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Fund;

         (b) Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Trust agrees not to communicate this information to the customer;

         (c) Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS's anti-money laundering monitoring on behalf of the Trust;

         (d) Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

         (e) A certified annual report of its monitoring and customer identification activities on behalf of the Trust. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Trust as may be agreed to from time to time by USBFS and the Trust.

         The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS's implementation of the Procedures on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS's implementation of the Procedures on behalf of the Trust.

9.       Term of Agreement; Amendment

         This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years. During the initial three-year term, this Agreement may be terminated at any time by the Trust on behalf of one or more Funds upon giving ninety
         (90) days prior written notice to USBFS. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

10.      Duties in the Event of Termination

         In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.

11.      Records

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

12.      Governing Law

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

13.      Data Necessary to Perform Services

         The Trust or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

14.      Assignment

         This Agreement may not be assigned by either party without the prior written consent of the other party.

15.      Obligations of the Trust

         This Agreement is executed by and on behalf of the Trust and no obligation hereunder is binding upon any of the trustees, officers or shareholders of the Trust individually. The obligations of the Trust hereunder with respect to each Fund are binding only upon the assets and property of such Fund and shall not be binding upon the assets or property of any other Fund.

16.      Notices

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:
         Notice to USBFS shall be sent to:

                  U.S. Bancorp Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI 53202

         and notice to the Trust shall be sent to:

                  PRIMECAP Odyssey Funds
                  Attn:  Secretary
                  225 South Lake Avenue, Suite 400
                  Pasadena, CA 91101-3005

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


PRIMECAP ODYSSEY FUNDS                       U.S. BANCORP FUND SERVICES, LLC


By:   /s/ Joel P. Fried                      By:   /s/ Joe Redwine
--------------------------------------       -----------------------------------

Title:   Co-Chief Executive Officer          Title:  President


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


                                    Exhibit A
                                     to the
                       Transfer Agent Servicing Agreement

                                   Fund Names

                    Separate Series of PRIMECAP Odyssey Funds

Name of Series                                                   Date Added

PRIMECAP Odyssey Growth Fund                                     10/1/04
PRIMECAP Odyssey Aggressive Growth Fund                          10/1/04
PRIMECAP Odyssey Stock Fund                                      10/1/04


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


                                    Exhibit B
                                     to the
                       Transfer Agent Servicing Agreement

                                  Fee Schedule


--------------------------------------------------------------------------------------------------------------------------
                                          TRANSFER AGENT & SHAREHOLDER SERVICES
                                                   ANNUAL FEE SCHEDULE
-------------------------------------------------------------------------------------------------------------------

                                                            Out-of-pocket Costs- Including but not limited to:
                                                            ------------------
Service Charges to the Fund                                 Telephone toll-free lines, call transfers, etc.
Shareholder Annual Account Fee                              Mailing, sorting and postage
  No Load Open Accounts:                                    Stationery, envelopes
  If the fund group is under  10,000 open  accounts -       Programming, special reports
  $15.00 per account                                        Insurance, record retention, microfilm/fiche
  If the fund group is over 10,000 open  accounts -         Proxies, proxy services
  $8.00 per account                                         ACH fees, NSCC charges
  Closed Accounts - $1.50 /account                          All other out-of-pocket expenses
Annual Base Fee Per CUSIP                                   Lost shareholder search
         $12,000                                            Development/Programming
                                                            File Transmissions - subject to requirements
                                                            Custom processing, re-processing

Activity Charges                                            Included in annual Base Fee Per CUSIP:
                                                            --------------------------------------
  Shareholder  Calls - $.50/call for the first              VRU Set Up Fees
  40,000 calls per month, $.25 per call thereafter          VRU Monthly Maintenance Fee
  Financial  Transactions  - $.50/trans. for the            Fund Group Set Up Fee
  first 100,000 calls per month, $.25 per call thereafter   Report Source (on-line report viewing tool)
  Maintenance  Transactions - $.50/trans. for the           New Account Fees
  first 100,000 calls per month, $.25 per call thereafter

  $.35 /voice response call


Fees are billed monthly.

-------------------------------------------------------------------------------------------------------------------

                                    Exhibit C
                                     to the
                       Transfer Agent Servicing Agreement


                             As Of Processing Policy


         USBFS will reimburse each Fund for any net material loss that may exist on the Fund's books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.